FARMOUT AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of November, 2001.

BETWEEN:

POLARIS RESOURCES LTD., a body corporate incorporated under the laws of the Province of Alberta

AND

Knight Petroleum Corp., a body corporate incorporated under the laws of the Province of British Columbia

WHEREAS the Farmor holds an undivided 100% interest in the Title Documents and the Farmout Lands and has agreed to farmout a portion of such interest to the Participant in accordance with the provisions hereof;

AND WHEREAS the Participant desires and has agreed to earn a portion of the Farmor's interest in the Title Documents and Farmout Lands in accordance with the provisions hereof;

NOW THEREFORE in consideration of the premises hereto and the covenants and agreements hereinafter set forth, each party hereto covenants and agrees as follows:

ARTICLE 1
INTERPRETATION

1.1  Definitions

Each capitalized term used in this Head Agreement will have the meaning given to it in the Farmout and Royalty Procedure attached hereto as Schedule ‘B’ and in addition:

a.    " Abandon " has the meaning ascribed thereto in the Farmout and Royalty Procedure;

b.    " Accounting Procedure " means the 1988 PASC Accounting Procedure, which Accounting Procedure is an attachment to the Operating Procedure attached as Schedule "C" hereto and forming part hereof, and where such Accounting Procedure has the selected rates and elections specified on the first page of the said Schedule "C";
c.    " Agreement ", " herein ", " hereof " and similar expressions, mean this Farmout Agreement, together with and including all Schedules and Schedule Elections attached hereto, including without limitation an election page for, the 1997 CAPL Farmout and Royalty Procedure, an election page for 1990 CAPL Operating Procedure and an election page for the 1988 PASC Accounting Procedure, as the same may be amended from time to time in accordance with the provisions hereof;

d.    " Cap " has the meaning ascribed thereto in the Farmout and Royalty Procedure;

e.    " Complete " has the meaning ascribed thereto in the Farmout and Royalty Procedure;

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f.    " Contract Depth " means a depth sufficient to penetrate 100 metres into the Devonian formation underlying the Farmout Lands;

g.    " Farmor " means Polaris Resources Ltd., a body corporate incorporated under the laws of the Province of Alberta;
h.    " Farmout and Royalty Procedure " means the 1997 Farmout and Royalty Procedure attached hereto as Schedule "B" and forming part hereof;

i.    " Farmout Lands " means the lands described under the heading "Farmout Lands" in Schedule "A" attached hereto and forming part hereof;

j.    " Operating Procedure " means the 1990 CAPL Operating Procedure attached as Schedule "C" hereto and forming part hereof, where such Operating Procedure has as an attachment thereto the Accounting Procedure which forms part of the Operating Procedure, and where such Operating Procedure and Accounting Procedure have the selected rates and elections as specified on the first page of Schedule "C" attached hereto;
k.    " Operations " has the meaning ascribed thereto in the Operating Procedure;

l.    " Overriding Royalty " has the meaning ascribed thereto in the Farmout and Royalty Procedure;

m.    " Participant " means Knight Petroleum Corp., a body corporate incorporated under the laws of the Province of British Columbia;

n.    " Party " or " Parties " means a person, partnership or corporation which is bound by this Agreement;

o.    " Spacing Unit " has the meaning ascribed thereto in the Farmout and Royalty Procedure;

p.    " Spud " has the meaning ascribed thereto in the Farmout and Royalty Procedure;

q.    " Title Documents " means the title documents described under the heading "Title Documents" in Schedule "A" attached hereto and forming part hereof; and

r.    " Working Interest " has the meaning ascribed thereto in the Farmout and Royalty Procedure.

Schedules

The following elections to Schedules are attached hereto and form part of this Agreement:

Schedule "A"        Title Documents and Farmout Lands
Schedule "B"        elections for 1997 CAPL Farmout and Royalty Procedure
Schedule "C"        elections for 1990 CAPL Operating Procedure and 1988
                                                                 PASC Accounting Procedure and GST election.

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ARTICLE 2
FARMOUT

2.1     Earning Well and Initial Funding

Prior to drilling of the Earning Well, the Farmor agrees that it will attempt to secure in its name a well license for the Earning Well. It is understood that an Emergency Response Plan will be required for the well license and certain public consultations will be undertaken as required by the Alberta Energy and Utilities Board. In respect to these well license activities the Participant agrees to pay to the Farmor on or before November 30, 2001 the amount of CDN $125,000.00 which is the Participant’s proportionate 25% share of a CDN $500,000.00 non-refundable work commitment deposit for the preparatory work required to obtain the well license. These funds are to be spent by the Farmor for the sole purpose of acquiring the well license for the Earning Well. It is agreed that the entire $500,000.00 shall be placed into an interest bearing account and monthly accounting statements and updates for its use shall be provided to Participant. Farmor will be permitted to charge a 5% overhead fee on all expenditures with respect to these well license activities, and such overhead fee shall be payable to the Farmor. It is understood that if any funds are remaining after the licensing process is completed Participant will be refunded its proportionate 25% share of the remaining funds.

If funds in addition to the $125,000.00 initially paid by the Participant are required to obtain a well license as determined by the Farmor, the Farmor will notify the Participant of any requirement for additional funds, and the Farmor and the Participant will meet to discuss such requirement for additional funds. The said meeting will take place within three (3) days after the Farmor advising the Participant of the requirement for additional funds. On or before two (2) days following such meeting, the Parties (or the Farmor, or the Participant, as the case may be) shall elect to do one of the following:

a.) Each Party will advance its proportionate share of the additional funds requested by the Farmor which funds shall be deemed to be non-refundable work commitment funds and shall be subject to the terms and conditions applicable thereto hereunder; or

b.) Farmor may elect, by providing a written notice to the Participant, to continue to participate in making the Application and obtaining the Well License with, however, a reduced proportionate share. The amount of the reduction of the proportionate share by the Farmor is hereinafter referred to as the "Renounced Interest". Effective from and after the date of such election by the Farmor, the Participant shall be obligated to assume and be responsible for all costs and expenses applicable to the Renounced Interest in addition to all costs and expenses applicable to its own 25% proportionate share; or

c.) Notwithstanding the election of the Farmor under Section 2.1(a) or (b) hereof, Participant may elect, by providing a written notice to the Farmor, to terminate its participation under this Agreement and thereupon be released from all of its drilling and any other obligations under this Agreement and the Participant will have no right or entitlement to, or any interest of any nature whatsoever in the Application Funds, the Farmout Lands, the Title Documents or the Mutual Interest Lands.

Following an election under Section 2.1(a) or (b) hereof (and provided that the Participant has not elected to terminate its participation under Section 2.2(c)) hereof, the proportionate share of each Party shall be as follows:

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i.) for the Farmor, its original 75% proportionate share less the Renounced Interest, if any (the "Farmor’s Interest"); and

ii.) for the Participant, its original 25% proportionate share plus the Renounced Interest, if any (the "Participant’s Interest").

Subsequent to obtaining a well license and, on or before June 30, 2002, or such later date as determined by the Farmor, the Farmor shall Spud, or cause to be Spud, a well at a location on the Farmout Lands selected by the Farmor, and shall thereafter diligently and continuously drill such well to Contract Depth. The Farmor shall further thereafter Production Test, Complete, Cap or Abandon (as the case may be) such well in accordance with the provisions of the Farmout and Royalty Procedure.

Additionally, it is understood that Farmor is negotiating on E/2 section 32 and section 33 adjacent to the Farmout Lands which acres are currently leased to the Nature Conservancy. Provided Farmor is successful in negotiating an arrangement with the Nature Conservancy, Farmor will include the acres acquired from the Nature Conservancy in a pooled spacing unit for the Earning Well. Farmor and Participant agree to share in proportion to their working interest in all payments or royalties which may be required to be paid or granted to the Nature Conservancy, subject to the Participant and Farmor agreeing to such payment to the Nature Conservancy. If the Nature Conservancy acreage in the E/2 Section 32 is pooled with the Farmout Lands, or any portion thereof, to form a spacing unit the G.O.R.R. Encumbrances set forth in this agreement will apply to all of section 32. If these lands can not be included in the initial spacing unit, these lands will remain as Mutual Interest Lands.

Additionally the Participant agrees to pay (upon the signing of this agreement) seismic costs of $125,000.00 to the Farmor. Such seismic costs once paid are nonrefundable.

2.2     The Farmor is the Operator of the Earning Well

Effective as at the date hereof, the Operating Procedure and the Accounting Procedure shall, in accordance with the provisions of this Agreement, apply to all Operations conducted hereunder on or in respect of the well contemplated in Section 2.1 of this Agreement, and the Farmor shall be the initial operator thereunder.

2.3      Participant Responsible for Participant’s Interest of Earning Well Costs and Expenses

Effective as at the date hereof and prior to the date on which the Participant earns (if such earning should occur hereunder) a Working Interest hereunder in the Farmout Lands comprising the Spacing Unit for the well contemplated in Section 2.1 of this Agreement, the Participant shall be fully liable and responsible for it’s Participant’s Interest of all costs and expenses incurred in respect of any Operations conducted in respect of such well, and shall reimburse and pay to the Farmor such amount of all such costs and expenses. The Operating Procedure and the Accounting Procedure shall govern and apply to the relationship between the Farmor and the Participant regarding such costs and expenses. Notwithstanding that the Operating Procedure and the Accounting Procedure shall govern and apply as aforesaid, or that the Participant shall or may have paid certain costs and expenses in respect of the well contemplated in Section 2.1 of this Agreement, the Participant shall not earn, shall not be entitled to, and shall not make any claim whatsoever in respect of, any Working Interest in any of the Farmout Lands, except pursuant to and in accordance with Section 2.4 of this Agreement.

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Notwithstanding the Operating Procedure and Accounting Procedure, once an Authority for Expenditure (AFE) for the drilling of the Earning Well is issued by the Operator, the Participant agrees to advance funds for it’s proportionate share of such AFE to the Operator who will hold such funds in a segregated account to be used solely for costs incurred under the AFE, or the Participant will provide to the Operator an irrevocable standby letter of credit from a Canadian Chartered Bank for the Participant’s share of the AFE costs. The Operator shall be entitled to draw on the irrevocable standby letter of credit in the same manner and at the same time intervals as provided with respect to the amounts to be paid by the Participant under the AFE and Operating Procedure.

2.4     Earned Interest

After the well contemplated in Section 2.1 of this Agreement has been Production Tested, Completed, Capped or Abandoned (as the case may be), all in accordance with the provisions of this Agreement, and if the Participant is not then in default under this Agreement, the Participant will earn from Farmor, effective as at the drilling rig release date of the Earning Well:

a.    a Working Interest equal to the Participant’s Interest in the Farmout Lands comprising the Spacing Unit for the Earning Well, subject to the Overriding Royalty, payable only on the Participant's Working Interest, and on the terms and conditions set forth in Article 5.00 and Article 6.00 of the Farmout & Royalty Procedure. The Overriding Royalty shall become effective concurrently with the Participant earning a Working Interest hereunder, all in accordance with and subject to the provisions of this Agreement; and

b.    a Working Interest equal to 80% of the Participant’s Interest in the balance of the Farmout Lands, being those Farmout Lands, which do not comprise part of the Spacing Unit for the Earning Well.

The Participant shall earn its Working Interest in the Farmout Lands only as set forth in this section 2.4 and, except as set forth in this section 2.4, the Participant shall have no right or entitlement of any nature whatsoever to any Working Interest in any of the Farmout Lands notwithstanding any provision of this Agreement or any payment made by the Participant hereunder or in respect of the Test Well.

2.5     Working Interest After Participant Earning and Prior to Conversion of the Overriding Royalty

After the earning (if any) of a Working Interest in the Farmout Lands by the Participant hereunder, and prior to the conversion (if any) of the Overriding Royalty, the respective undivided Working Interest of each party hereto in the Farmout Lands comprising the Spacing Unit for the well contemplated in Section 2.1 of this Agreement, shall be as follows:

Farmor      75%, subject to any decrease in such Working Interest effected in accordance with Section 2.1b of this Agreement; and subject to conversion of the Overriding Royalty.
Participant          25%, subject to any increase in such Working Interest effected in accordance with
                                            Section 2.1b of this Agreement, and subject to conversion of the Overriding Royalty.

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2.6    Conversion of the Overriding Royalty

Provided the Participant earns a Working Interest in the Farmout Lands hereunder, Farmor may convert the Overriding Royalty in accordance with the provisions of the Farmout and Royalty Procedure, where such conversion shall result in the Farmor obtaining from the Participant 20% of the initial Working Interest earned hereunder by the Participant in the Farmout Lands comprising the Spacing Unit for the Earning Well leaving the Participant with 80% of the initial Working Interest earned hereunder by the Participant in the Farmout Lands comprising the Spacing Unit for the Earning Well.

2.7     Mutual Interest Lands

An area of mutual interest is hereby established with respect to the following lands, namely: Sections 4, 5 and 6, Township 11, Range 2, W5M and Sections 16, 17, 18, 19, E/2 20, 21, 28, 29, 30, 31, E/2 32 and 33, Township 10, Range 2, W5M (the "Mutual Interest Lands"). The area of mutual interest shall be effective commencing on the date of this Agreement and shall expire 36 months following the drilling release date for the Test Well hereunder, unless earlier terminated as provided for in Section 2.1(c) hereof. Pursuant to Clause 2.1, it is recognized that E/2 section 32 and section 33 may become Farmout Lands.

ARTICLE 3
NOTICES

3.1    Notices

Any notice, communication or statement (each of which is referred to herein as a "Notice") required or permitted under this Agreement shall be in writing. Any Notice to be given under this Agreement shall be deemed to be served properly if served in accordance with any of the methods set forth in Clause 2201 of the Operating Procedure.

3.2    Address for Service of a Notice

Each party's address for service of a Notice is set forth immediately below. A party may change its address for service of a Notice by delivering a Notice to that effect in accordance with the provisions of Clause 2201 of the Operating Procedure.

Farmor:            Polaris Resources Ltd.
Suite 1111, Home Oil Tower
324 - 8th Avenue S.W.
Calgary, Alberta T2P 2Z2

Attention:    Mr. John B. Maher
Facsimile:    (403) 233-0015

Participant:        Knight Petroleum Corp.
Suite 1360, 605 Robson St.
Vancouver, B.C. V6B 5J3.

Attention:    Mr. Harvey Keats
Facsimile:    (604) 602 9311

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ARTICLE 4
GENERAL PROVISIONS

4.1    Extension of Limitation Period

The two year period for seeking a remedial order under section 3(1)(a) of the Limitations Act , S.A. 1996 c. L-15.1, as amended, for any claim (as defined in that Act) arising in connection with this Agreement (including all Schedules attached to this Agreement) is extended to:

a.    for claims disclosed by an audit, two years after the time this Agreement permitted that audit to be performed; or
b.    for all other claims, four years.

For greater certainty, the two year period under section 2(1.1)(b) of the said Limitations Act (or any successor legislation) is also extended to such time.

4.2    Assignment

Prior to the Operating Procedure becoming effective regarding Operations conducted hereunder on or in respect of the Farmout Lands, no party hereto shall transfer or assign this Agreement or any interest herein without the prior written consent of the other Party which consent shall not be unreasonably withheld or delayed. After the Operating Procedure becomes effective between the Parties regarding Operations conducted on or in respect of the Farmout Lands, Article XXIV of the Operating Procedure shall govern transfers of interests in this Agreement and the Farmout Lands.

4.3    Amendment and Waiver

This Agreement may be amended, modified, superseded or cancelled only by a written instrument executed by each of the parties hereto. No waiver of any right or performance of any obligation under this Agreement will be effective unless such waiver is set forth in writing and signed by the party to be bound by such waiver. A waiver of any particular right or performance of any particular obligation shall be limited to the particular right or obligation set forth in the waiver, and shall not apply or extend to any other right or obligation, and shall not be a continuing waiver of such right or obligation, unless expressly set forth therein.

4.4    Further Assurances

Each of the Farmor and the Participant shall execute and deliver all such documents, agreements or instruments, and do or cause to be done all such acts and things as may be requested or required to better evidence, perfect or effect any provision of this Agreement, or any of the respective rights or obligations created hereunder.

4.5    Entire Agreement and Conflicts

This Agreement contains the entire agreement between the parties hereto regarding the subject matter hereof, and supercedes and cancels all previous agreements, arrangements, understandings and negotiations, whether written or oral, between the parties hereto in respect of the subject matter hereof. No provisions of any kind whatsoever regarding the subject matter hereof exist, except as set forth in this Agreement. Any conflict or inconsistency between any provision of this Agreement and any provision contained in any Schedule attached to this Agreement shall be resolved in favour of this Agreement.

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4.6    Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties hereto shall be governed by, the laws of the Province of Alberta and the laws of Canada applicable therein.

4.7    Enurement

This Agreement shall enure to the benefit of and be binding upon each of the Farmor and the Participant, and upon their respective heirs, representatives, administrators, trustees, receivers, successors and permitted assigns, as the case may be.

4.8    Severability

If any provision contained in this Agreement is determined by a court of competent jurisdiction to be invalid, unenforceable or illegal in any respect, such provision shall be deemed to be severed from this Agreement, and such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions of this Agreement, and each provision of this Agreement is hereby declared to be separate, severable and distinct.

4.9    Number and Gender

In this Agreement, words importing the singular number only shall include the plural and vice versa, and words importing any gender shall include all genders.

4.10    Time is of the Essence

Time is of the essence regarding all matters contemplated in this Agreement.

4.11    Headings

The headings set forth in this Agreement are for convenience of reference only and shall not affect or be used to construe the meaning or interpretation of any provision of this Agreement.

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4.12    Counterpart Execution

This Agreement may be executed in counterpart, and all such executed counterparts shall form part of this Agreement. A signature delivered by facsimile shall be deemed an original signature for purposes of this Agreement.

IN WITNESS WHEREOF each party has duly executed this Agreement effective as of the date and year first above written.

POLARIS RESOURCES LTD.

Per:       /s/John Maher/s/
JOHN MAHER Pres.

Knight Petroleum Corp..

Per:      /s/Harvey Keats/s/
HARVEY KEATS Pres

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SCHEDULE "A"

Attached to and forming part of the Farmout Agreement made effective as of November 1, 2001 between Polaris Resources Ltd., as Farmor and Knight Petroleum Corp., as Participant

TITLE DOCUMENTS AND FARMOUT LANDS

TITLE DOCUMENTS	FARMOUT LANDS	ENCUMBRANCES (applicable to 100% of production from the Farmout Lands)	PAYEE

Freehold Petroleum and Natural Gas Lease dated May 28, 1998	NW/4 of 32-10-2-W5M (surface to basement)	Lessor’s Royalty of 16% G.O.R.R. of 1.5% G.O.R.R. of 1.5% G.O.R.R. of 1.0% G.O.R.R. of 0.5% G.O.R.R. of 0.5%	554568 Alberta Ltd. Richfield Oils Inc. Paul MacKay Geoconsultants Ltd. Arenal Resources Ltd. Alex Timken

Freehold Petroleum and Natural Gas Lease dated May 28, 1998	SW/4 of 32-10-2-W5M (surface to basement)	Lessor’s Royalty of 16% G.O.R.R. of 1.5% G.O.R.R. of 1.5% G.O.R.R. of 0.5% G.O.R.R. of 0.5% G.O.R.R. of 0.5%	554568 Alberta Ltd. Richfield Oils Inc. Paul MacKay Geoconsultants Ltd. Arenal Resources Ltd. Alex Timken

Freehold Petroleum and Natural Gas Lease dated September 20, 2000	W/2 of 20-10-2-W5M (surface to basement)	Lessor’s Royalty of 16% G.O.R.R. of 1.5% G.O.R.R. of 1.5% G.O.R.R. of 1.0% G.O.R.R. of 0.5% G.O.R.R. of 0.5%	554568 Alberta Ltd. Richfield Oils Inc. Paul MacKay Geoconsultants Ltd. Arenal Resources Ltd. Alex Timken

It is recognized that E/2 of section 32-10-2-W5 and section 33-10-2-W5 may become included as Farmout Lands pursuant to an arrangement, which may be made in acquiring these lands from the Nature Conservancy.

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SCHEDULE "B"
Attached to and forming part of the Agreement dated November 1, 2001, between Polaris Resources Ltd., as Farmor,
and Knight Petroleum Corp., as Participant

FARMOUT AND ROYALTY PROCEDURE

1997 CAPL elections

1.01 f        November 1,2001
1.01t      alternate        A
4.00          will not apply
5.00                                  will apply
5.01A(a)    alternate 1 will apply    9%
5.01A(b    alternate 1 will apply    9%
5.04B                     alternate 1 and 2       50%
6.0           will apply
6.04A              20%
8.00                  will apply
11.02            will not apply

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SCHEDULE "C"

Attached to and forming part of the Agreement dated November 1, 2001 between Polaris Resources Ltd., as Farmor,
and Knight Petroleum Corp., as Participant

OPERATING PROCEDURE
WITH THE ACCOUNTING PROCEDURE AS AN ATTACHMENT THERETO

1990 CAPL OPERATING PROCEDURE

Insurance (Clause 311):                                                                         alternate A
Marketing Fee (Clause 604):                                                                 alternate A
Casing Point Election (Clause 903):                                                       alternate A

Penalty for Independent Operations:                                                      Development Wells     300%
(Clause 1007(a)(iv))                                                                             Exploratory Wells        500%

Drilling of a Well Required to Preserve Title:                                          365 days
(Clause 1010(a)(iv))

Address for Service (Clause 2202):                                                      As set forth in the Agreement
Disposition of Interest (Clause 2401):                                                   alternate A
Recognition Upon Assignment (Clause 2404):                                      alternate A

1988 PASC ACCOUNTING PROCEDURE
ARTICLE I
Operating Advances (Clause 105(a)):                                                  Proportionate share of 10%
Approvals (Clause 110):                                                                      2 or more parties totaling 65% or more

ARTICLE II
Labour - Clause 202(b)(1)                                                                   shall X /shall not be chargeable
- Clause 202(b)(2)                                                                   shall X /shall not be chargeable
Employee Benefits (Clause 203(b)):                                                      25%
Warehouse Handling (Clause 217(a)):              2.5%        $5,000   5%

ARTICLE III
Clause 302 - Overhead Rates
(a) For each Exploration Project:                                                         as mutually agreed by the parties
(b) For each Drilling Well:            5% of the first $1,000,000 of Costs plus
                                                                                                           3% of the next $1,000,000 of Costs plus
                                   1% of the Costs exceeding (1)and(2)
(c) For each Construction Project:                  3% of all costs
(d) For Operation and Maintenance:              $1000.00 per producing well per month

Clauses 302(d)(2) and 302(d)(3):                  will not X be adjusted

ARTICLE IV   Pricing of Joint Material:      $25,000.00
ARTICLE V    Periodic Inventory:                                 by the Operator at 2 year intervals
                    (Clause 501)

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Schedule 1 to 1988 PASC for November 1, 2001 Polaris / Knight Farmout

GST OPERATOR – ELECTION

The non-operators authorize and direct the Operator to file an election pursuant to Subsection 273 (1) Excise Tax Act, RSC 1985 C.E – 15, as amended, concerning the goods and services tax ("GST") and agree that they will be bound by such election signed by the Operator respecting any Joint Operations conducted under the Agreement. This election will be deemed to continue in force upon a change in Operator. For greater certainty, this election will allow the Operator to administer the GST on behalf of the Non-Operators.

The parties acknowledge that the election made by the Operator as authorized by the foregoing Clause shall also apply to GST with respect to any income or proceeds which the Operator may receive from the sale of a Non-Operator’s share of production from the Joint Property and that, for greater certainty, the Operator is hereby authorized and directed to administer the GST with respect to such income or proceeds on behalf of the Non-Operator.

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